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                                                                   Exhibit 10.33


       PHILLIPS PETROLEUM COMPANY DIRECTOR CHARITABLE CONTRIBUTION PROGRAM


         A) The program shall be called the "Phillips Petroleum Company Director Charitable Contribution Program" (the "Program").

         B) All members of the Phillips Petroleum Company Board of Directors who were Directors on February 6, 1997, and any newly elected Director who becomes a Director after January 1, 1997, and who completes five consecutive years of Board service is a participant in the Program.

         C) Upon the death of a participating Director, payment shall be made to the charity or charities designated by such Director in the total amount of $100,000 per year for ten years. Payments to the charities designated by a participating Director shall commence in the year of the Director's death if possible, and in no event later than 180 days of the Director"s death, and shall be funded by the Company.

         D)       Charities designated by Directors must be tax-exempt under
                  Section 501(c)(3) of the Internal Revenue Code. Contributions paid by the Company under the Program are conditioned upon the contributions being deductible from taxable income for purposes of federal and other income taxes payable by the Company.

         E) Subject to Section D, contributions to the charities designated by a Director and requested to be irrevocable, will become irrevocable upon the earliest of (a), (b) or (c) below, and contributions to all charities designated by a Director will become irrevocable upon the earlier of (a) or (b) below:

                  (a) The election by the Company, in its sole discretion, within one year of the date of the request by the Director that the Company make an irrevocable commitment of a future contribution to the designated charity,

                  (b)  The death of the Director, or

                  (c) The occurrence of any of the events listed in the definition of "Coverage Date" under the Workforce Stabilization Plan of Phillips Petroleum Company.
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         F)       The Company is authorized to obtain life insurance on each
                  Director as a source of funding for the Program. The amount of insurance to be obtained on each Director shall be $1 million. If any Director is not insurable, sufficient insurance will be obtained on the remaining insurable Directors to obtain an aggregate amount of insurance equal to $1 million on all Directors.

         G) Phillips Petroleum Company shall be the owner and beneficiary of all policies obtained under the Program.

         H) Insurance shall be underwritten by companies with a minimum A.M. Best rating of A++ or Standard and Poors rating of AAA.

         I) The Program shall be administered by the Executive Officer responsible for Human Resources.